EXHIBIT 16
[LETTERHEAD OF GOLDSTEIN & MORRIS P.C.]

November 23rd, 2004

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: RTG Ventures, Inc.

Dear Commissioners:

Goldstein & Morris has resigned as RTG Ventures Inc.’s independent registered public accounting firm on October 20, 2004.

We are not in a position to agree or disagree with any of the statements contained in RTG Ventures Inc.’s 8-K because the accountant who performed services for RTG Ventures Inc. is no longer affiliated with Goldstein & Morris.

Respectfully submitted,

/s/ Edward B. Morris
Goldstein & Morris, CPA’s, P.C.